Exhibit 99

Titan Chairman/CEO to Discuss Revised Goals for 2011

QUINCY, Ill.— May 19, 2011 - Titan International, Inc. Chairman and CEO Maurice M. Taylor Jr. will discuss revised goals for the company and outlook for 2011 in a conference call on Monday, May 23, 2011.

“As everyone is aware, the first quarter of 2011 was Titan’s best quarter ever,” said Taylor.  “The agriculture segment remains strong and earthmoving and construction continues to improve.  I am revising my sales projections for 2011 to be $1.20 billion to $1.35 billion for 2011.  Titan’s revised EBITDA goals for 2011 range from $130 to $155 million.

“The revised goals include an increase in North America revenue and also include sales from Central and South America since the closing of the Goodyear farm tire business in those regions.  The South American facilities in Sao Paulo, Brazil provide many opportunities for growth.  We believe that over the next 18 months we will surpass sales revenue of $400 million US dollars.  Given our consolidated sales level in 2010 of $887 million, the lower range of our revised 2011 goals assumes an increase of approximately 35%.  The upper range of our goals projects an increase of approximately 52%.  These new goals have been given to Titan’s management team and we believe they are attainable and we look forward to accomplishing these milestones.  Titan’s future looks bright as we continue to focus on our current locations while we pursue our global vision.  We will hopefully complete more acquisitions this summer, which could increase these above ranges yet again, especially into 2012.

“As I stated after the first quarter, as long as we stay with our core business, we believe we can keep adding to our product range worldwide.  Production has been increasing at all of Titan’s factories in North America and we are adding new employees.  We expect this trend to continue through 2012.”

Titan International will hold a conference call at 10 a.m. ET on Monday, May 23, 2011 to discuss the revised 2011 goals.  To participate, dial 800-230-1092 or international callers dial 612-332-0636.  A replay will be available until May 30th and can be accessed by dialing 800-475-6701 or international callers dial 320-365-3844.  The access code for the playback is 205424.

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2010. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Krista Gray
IR Manager
(217) 221-4773